LETTER TO OUR SHAREHOLDERS

                                          1997
                                 A YEAR OF TRANSITIONS

   Nineteen ninety-seven was a pivotal year for Florida Progress--a year of important transitions that has set the stage for our future growth.

         So begins the Florida Progress Corporation Letter to Shareholders in the 1997 annual report published and delivered to shareholders this month.

         The letter, from Florida Progress Chairman Jack Critchfield and Florida Progress President & CEO Dick Korpan, outlines the challenges and milestones all of the Progress companies experienced last year.

         It also explains a new process at Florida Progress using an Operating Committee to chart the philosophy and strategic direction of the company.

         The annual report has a customer-oriented theme--Expanding Customer Horizons-- and uses some of our customers throughout the report, giving their ideas and perspectives on how we serve them as a company today and what they'll expect from us in the near future.

         Critchfield ends the Letter to Shareholders announcing that he'll be stepping down soon as chairman and passing the leadership position to Korpan.

         "This is the last letter to shareholders that we jointly sign -- the responsibilities of the chairman's position will soon pass between us.
   But as we both look back on the transitions and successes of 1997, we can see the firm foundation for future expansion."

         Also mailed to shareholders is the proxy statement that includes a listing of the six highest-paid company executives and their salaries and bonuses last year.

   Shareholder
   Proposals

   The Florida Progress Board of
   Directors recommends a vote
   "against" the following share-
   holder proposals:

   A.    Require shareholder
         approval of annual salary
         increases for
         executive officers greater
         than 2 percent.

   B.    Prepare a special report on
         the Crystal River Nuclear
         Plant to be available to
         shareholders within six
         months of the 1998
         Annual Meeting.

   Square Box with
   "The 1998
   Florida Progress
   Corporation Annual
   Meeting of Shareholders
   will be held at 9 a.m.
   Friday, April 17 at
   Ruth Eckerd Hall
   In Clearwater"

   Power Lines March/April 1998 (3)
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